Exhibit 10.6

                           SIGHT RESOURCE CORPORATION
                               100 JEFFREY AVENUE
                               HOLLISTON, MA 01746

                                             As of January 26, 1998

Mr. William T. Sullivan
4711 North Lindhurst
Dallas, Texas  75229

Dear Mr. Sullivan:

         This letter is to confirm our understanding with respect to (i) your employment by Sight Resource Corporation, a Delaware corporation (the "Company"), (ii) your agreement not to compete with the Company and (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company, subject to your agreement with the terms hereof as indicated by your execution of this letter on the final page (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed as follows:

         1. EMPLOYMENT. The Company will employ you, and you agree to work for the Company, as its President and Chief Executive Officer, to have such responsibilities, duties and authority as are customary to such positions, including, without limitation, general supervision and control over, and responsibility for, the general management and operation of the Company and its subsidiaries. You will also have such other responsibilities, duties and authority as may from time to time be assigned to you by the Board of Directors (the "Board") that are consistent with your status as President and Chief Executive Officer of the Company. In addition, so long as you service in such capacities, the Company will appoint you or nominate you for election to the Board. You will report only to the Board. You agree to devote your full business time and energies to the business and affairs of the Company and its subsidiaries, if any, as is necessary from time to time for your fulfillment of your obligations to the Company hereunder; however, nothing contained in this Paragraph 1 shall be deemed to prevent or limit your right to: (a) make passive investments in the securities of any publicly-owned corporation, (b) make any other passive investments with respect to which you are not obligated or required to, and which you do not in fact, devote any substantial managerial efforts which interfere with your fulfillment of your duties hereunder or (c) serve as member of the board of directors of other for-profit or not-for-profit corporations or entities, so long as such service (i) does not interfere with the performance of your obligations hereunder or (ii) does not constitute a violation of Section 10.

         2. TERM OF EMPLOYMENT. (a) Your retention hereunder shall commence as of the date above and will continue until the third anniversary thereof (the "Initial Term"); provided that the Initial Term, and any succeeding two-year period thereafter, shall automatically be renewed for a two-year period, and for successive two-year periods, unless, not later than 6 months prior to the expiration of the Initial Term or any such successor two-year term (or such shorter period as may mutually be agreed by you and the Company), either you or the Company delivers written notice to the other stating that such term shall not be so extended or renewed Notwithstanding the foregoing, your employment hereunder shall be terminated by the first to occur of the following:

                  (i) Immediately upon your death;

                  (ii) Upon notice from the Company following your inability, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of 180 business days within any one year period during the term hereof;

                  (iii) By the Company upon notice, for Cause, as defined herein, and as set forth below;

                  (iv) By the Company, upon notice subject to Section 3 hereof, without Cause; or

                  (v) By you, upon notice to the Company, PROVIDED, that if you do not give at least 60 days' prior written notice of your intention to terminate your employment hereunder, you will forfeit all unused vacation, prepaid benefits, any unused but unpaid incentive compensation, and any stock options which have not vested as of the date such notice is given.

The right of the Company to terminate your employment hereunder to which you hereby agree, shall be exercisable by written notice sent to you by the Company and shall be effective as of the date of such notice.

         (b) The Company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon ten (10) days' advance written notice to you. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons: (i) your continuing failure to render services to the Company in accordance with your assigned duties consistent with Section 1 of this Agreement and such failure of performance continues for a period of more than 120 days after notice thereof has been provided to you by the Board of Directors; (ii) your willful misconduct or gross negligence; (iii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction materially adversely affects your ability to perform such obligations, or materially adversely affects the business activities, reputation, good will or image of the Company; (iv) willful disloyalty, deliberate dishonesty, breach of fiduciary duty or breach of the terms of this Agreement; (v) the commission by you of an act of fraud, embezzlement or deliberate disregard of the rules or policies of the Company which results in significant loss, damage or injury to the Company; (vi) your willful unauthorized disclosure of any trade secret or confidential information of the Company; or (vii) your willful commission of


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

 an act which constitutes unfair
competition with the Company or which induces any employee or customer of the Company to break a contract with the Company.

         In making any determination under this Section, the Board of Directors shall act fairly and in utmost good faith and shall give you an opportunity to appear and be heard at a meeting of the Board of Directors or any committee thereof and present evidence on your behalf. For purposes of this Section, no act, or failure to act, on your part shall be considered "willful" unless done, or admitted to be done, by you in bad faith and without reasonable belief that such action of omission was in the best interest of the Company.

         In the event you are terminated for Cause, you shall be entitled to no severance or other termination benefits, or any other benefits (except for any health insurance benefits required by applicable law).

         3. COMPENSATION. (a) In consideration for your services under this Agreement, you shall be paid at the annual rate of Two Hundred and Forty Five Thousand Dollars ($245,000), subject to increase from time to time by action of the Board in accordance with your performance and the Company's performance ("Base Salary"), and payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments which you receive, after taking into account the tax benefits (if any) of such payments. In addition, upon commencement of your employment you will be granted options to purchase an aggregate of 300,000 shares of the Company's Common Stock, at fair market value on the date of grant, vesting 1/3 immediately and the remaining 2/3 in two equal annual installments thereafter, pursuant to the Company's standard form of stock option agreement. In addition, during the first 60 days of your employment hereunder, you will have the right to purchase from the Company shares of the Company's Common Stock, at a purchase price equal to a 25% discount from the fair market value of such shares on the date of purchase, such shares to be locked up for 2 years from the date of purchase pursuant to a lock-up agreement in form and substance reasonably satisfactory to you and the Company.

         (b) In the event your employment shall be terminated by the Company without Cause at any time, or in the event that you terminate your employment hereunder by reason of a material change in your duties imposed by the Board of Directors of the Company, or by reason of any material breach by the Company of its obligations to you, the Company shall continue to pay you your Base Salary then in effect and the cost of your health insurance for a period (the "Severance Period") following any such termination determined as follows:

         DATE OF TERMINATION                              SEVERANCE PERIOD
         -------------------                              ----------------
         any time on or after the first anniversary       One year
            of the date of this Agreement

         any time prior to the first anniversary          Two years initially,



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

         DATE OF TERMINATION                              SEVERANCE PERIOD
         -------------------                              ----------------

         of the date of                                   reduced to
         this Agreement                                   one year in 12 monthly
                                                          periodic installments
                                                          commencing on the date
                                                          of this Agreement and
                                                          ending on the first
                                                          anniversary of the
                                                          date of this
                                                          Agreement.


In the event that you are terminated by the Company without Cause, you will also be entitled to reimbursement of reasonable outplacement expenses actually incurred by you, not to exceed in any event an amount equal to 17% of your Base Salary. All payments made under this Section 3(b) shall be made at the times and at the rate specified in Section 3(a) hereof.

         (c) In the event your employment shall be terminated by the Company for Cause, no further compensation or benefits of any kind shall be payable to you hereunder (except for any health insurance benefits required by applicable law); provided, however, that you shall continue to be bound by the provisions of this Agreement, other than Section 1.

         4. BONUSES. Following the commencement of your employment hereunder, you and the Compensation Committee of the Board will discuss alternatives for determining the amount of any annual bonuses to which you will be entitled. Following such discussions, the Compensation Committee of the Board will establish a policy, procedure or formula for determining the amount of any annual bonuses to which you will be entitled. Thereafter, you will be entitled to such bonuses as are determined from time to time by the Compensation Committee of the Board in accordance with such policy, procedure or formula.

         5. EXPENSES. The Company will reimburse you for travel, entertainment and other business expenses reasonably incurred by you in connection with the business of the Company to the extent and in a manner consistent with then Company policy and appropriate to someone in a position of your stature.

         6. BENEFITS. In connection with your employment hereunder, you will be entitled during your employment to the following additional benefits:

         (a) At the Company's expense, such fringe benefits as the Company may provide from time to time for its senior management, but in any event providing you an automobile allowance not to exceed $850 per month.

         (b) You shall be entitled to no less than the number of vacation days in each calendar year determined in accordance with the Company's vacation policy as in effect from time to time, but not less than three (3) weeks in any calendar year (prorated in any calendar year during which you are employed hereunder for less than the entire such year in accordance with the number of days in such calendar year in which you are so employed). You shall also be entitled to all paid holidays and personal days given by the Company to its executives.


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


         (c) The Company shall furnish you with office space, stenographic assistance and such other facilities and services as shall be suitable to and appropriate for your position and for the performance of your duties as set forth herein.

         (d) In addition to the foregoing, you shall also be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally.

         7. TERMINATION UPON DEATH OR DISABILITY. Your employment by the Company shall terminate upon your death, or if, by virtue of total and permanent disability, you are unable to perform your duties hereunder.

         The determination that, by virtue of total and permanent disability, you are unable to perform your duties hereunder shall be made by a physician chosen by the Company and reasonably satisfactory to you (or your legal representative). The cost of such examination shall be borne by the Company. Without limiting the generality of the foregoing, unless otherwise agreed, you shall be conclusively presumed to be totally and permanently disabled hereunder if for reasons involving mental or physical illness or physical injury you fail to perform your duties hereunder for a period aggregating one hundred eighty
(180) days or more in any twelve (12) consecutive month period.

         For purposes of this Paragraph 7, the termination date in the event of death shall be the date of death and in the event of such total and permanent disability shall be the earlier of the date of such physician's examination pursuant to which such determination is made or the first business day after which such 180 days has expired.

         In the event of such a termination of employment as a result of your death or total and permanent disability, the Company shall have no further obligations hereunder except as provided in Paragraphs 3 and 9 hereof and except as provided below in this Paragraph 7:

         (a) In the event of death, the Company shall pay to your estate amounts, at the Base Salary rate in effect on the termination date, in monthly payments, for a period of twelve (12) months following the termination date; and

         (b) In the event of total and permanent disability, the Company shall pay to you (or your estate) amounts, at the Base Salary rate in effect on the termination date, payable in monthly payments, for a period of twelve (12) months following the termination date. Amounts to which you would otherwise be entitled under this subparagraph (b) shall be reduced by the amount of any disability insurance proceeds actually paid to you or paid for your benefit (or to your estate or legal representatives) with respect to such twelve (12) months following the termination date under any disability policy provided by the Company.


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

         8. CHANGE OF CONTROL. (a) In the event you, the Company, or a successor to the Company elect to terminate your employment upon a Change of Control (as defined in Section 8(b) below), provided that such notice of termination is given within twenty-four (24) months of a Change of Control (a "Change of Control Notice"), then upon such termination pursuant to this paragraph, you (or your estate, if you die prior to receiving the payments hereinafter set forth in this sentence) shall be entitled to receive within thirty (30) days of such termination a lump sum payment equal to your Base Salary in effect on the date of such termination. For the purposes of this Section 8(a), the time when a termination occurs shall be the effective date of your termination. In addition, in the event of such a termination pursuant to a Change of Control Notice, the Company or a successor to the Company shall provide, and you shall continue to be entitled to receive, such benefits you have been receiving pursuant to
Section 6(a) as of the date of your Change of Control Notice until the earlier of (i) your full-time employment by a third-party who offers you at least comparable benefits in the particular benefit category or (ii) two (2) years following such date of termination. Any compensation payable under this Section 8(a) shall be paid notwithstanding your total and permanent disability or death occurring after termination of your employment hereunder. In addition, the stock option agreements described in Section 3(a) above shall provide for the automatic vesting of any unvested stock options upon the occurrence of a Change of Control.

         (b) As used herein a "Change of Control" shall be deemed to have occurred if (i) any "person" (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the outstanding Common Stock of the Company, or (ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of twenty-five percent (25%) or more of the outstanding Common Stock of the Company, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make a tender or exchange offer or (iii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company; or (iv) if a merger of, or consolidation involving, the Company in which the Company's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of the Company (whether or not in connection with a sale of all or substantially all of the Company's assets) shall be adopted and consummated, or substantially all of the Company's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing the Company's stock.

         9. ACCRUED COMPENSATION. In the event of any termination of your employment for


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

any reason, you (or your estate) shall be paid such portion of your Base Salary and bonuses as has accrued by virtue of your employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten (10) days of the termination date. The amount due to you (or your estate) under this Paragraph 9 in payment of any bonus shall be a proportionate amount of the bonus that would otherwise have been due to you as if such termination had not occurred.

         10. PROHIBITED COMPETITION. You agree and covenant that, with respect to the business of the Company, until your termination of employment, whether or not such termination is voluntary or involuntary, and for a period of one (1) year following such termination, you shall not, without the prior written consent of the Company, for yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the business of the Company; PROVIDED, HOWEVER, that nothing contained herein shall preclude you from purchasing or owning stock in any such business if such stock is publicly traded, and provided that your holdings do not exceed three percent (3%) of the issued and outstanding capital stock of such business.

         11. PROTECTED INFORMATION. You shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by you during the course of performing services for or receiving training from, the Company, and is not generally available to the public, including but not limited to information and facts concerning business plans, customers, prospects, client lists, or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company.

         12. OWNERSHIP OF IDEAS, COPYRIGHTS AND PATENTS. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, developments, apparatus, techniques, methods, and formulae (all of the foregoing being hereinafter referred to as "the inventions") which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive or develop during your term of employment with the Company, alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request, or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company, and that you shall not publish any of the inventions without the prior consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief none of the inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

         At any time during or after your term of employment with the Company, you agree that you will fully cooperate with the Company, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

         13. PARTIES. This Agreement is personal and shall in no way be subject to assignment by you except as contemplated hereby. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns either by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of the Company and shall be binding upon and shall inure to the benefit of you, your heirs, executors, administrators, personal and legal representatives, distributees, devisees, legatees, successors and permitted assigns. If you should die while any amounts would still be payable to you hereunder if you had continued to live (other than amounts to which you would be entitled by reason of continued employment), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatees or other designees or, if there be no such designee, to your estate. The Company agrees that a successor in interest by merger, operation of law, consolidation, assignment, purchase or otherwise of a controlling interest in the business of the Company will be informed prior to such event of the existence of this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, operation of law, consolidation, assignment or otherwise of a controlling interest in the business, stock or other assets of the Company) to assume expressly and agree to perform this Agreement. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor as aforesaid.

         14. INVALIDITY. We intend this Agreement to be enforced as written. However, if any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law and the illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.


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

         15. NOTICES. All notices and communications required or permitted to be given hereunder shall be duly given by delivering the same in hand or by depositing such notice or communication in the mail, sent by certified or registered mail, return receipt requested, postage prepaid, or by delivery by overnight courier, with a receipt obtained therefor, as follows:



If sent to the Company:             Sight Resource Corporation
                                    100 Jeffrey Avenue
                                    Holliston, MA  01747

If sent to you:                     William T. Sullivan
                                    4711 North Lindhurst
                                    Dallas, Texas  75229

or such other address as either party furnishes to the other by like notice, provided, however, that any notice of a change of address shall be effective only upon receipt.

         16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between us in relation to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth or referred to in this Agreement and the exhibits hereto. This Agreement supersedes all previous understandings, agreements and representations between the Company and you regarding your employment by the Company, whether written or oral.

         17. HEADINGS. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

         18. WAIVER. No failure of the Company or you to exercise any power reserved to it or you, respectively, by this Agreement, or to insist upon strict compliance by you or the Company, respectively, with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of the Company's or your right, as the case may be, to demand exact compliance with any of the terms hereof. Waiver by either party of any particular default by the other party hereto shall not affect or impair the waiving party's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions or covenants hereof, affect or impair our or your right to exercise the same, nor shall such constitute a waiver by the Company or you, as the case may be, of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term.


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

         19. SUBSIDIARIES. As used herein, the term "Subsidiaries" shall mean all corporations a majority of the capital stock of which entitling the holder thereof to vote is owned by the Company or a Subsidiary.

         20. GOVERNING LAW. This Agreement shall be construed under and be governed in all respects by the law of the Commonwealth of Massachusetts.

         21. EXCISE TAX. In the event you are subject to any excise tax ("Excise Tax") on your compensation by the Company or any of its Affiliates (including but not limited to excise taxes imposed under Section 4999 of the Internal Revenue Code), the Company agrees that it will then "gross-up" your compensation by making an additional payment to you in an amount which, after reduction for any income or excise taxes payable as a result of receiving such additional payment, is equal to the Excise Tax.

         22. MITIGATION. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, other than as provided in Section 7(a) hereof, shall the amount of any payment or benefit provided for herein be reduced by any compensation or benefits earned by you as the result of employment by another employer after the date of your termination by the Company.

         23. AMENDMENT. No amendment or modification to this Agreement shall be effective unless in writing and signed by both parties hereto.

         24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original and such counterparts together constituting one agreement.


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


         If you agree with the terms of your employment as set forth in this Agreement, please execute the duplicate copy hereof in the space provided below.

                                            SIGHT RESOURCE CORPORATION



                                            By:    /s/ WILLIAM G. MCLENDON
                                                   -----------------------------
                                            Name:  William G. McLendon
                                            Title: Chairman, Board of Directors



ACCEPTED AND AGREED as of the date above:



       /s/  WILLIAM T. SULLIVAN
---------------------------------------
          William T. Sullivan






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